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                                                                       EXHIBIT 2

                          AGREEMENT FOR SALE OF STOCK
                          ---------------------------



THIS AGREEMENT is entered into by and between the ORNEST FAMILY PARTNERSHIP, A California General Partnership ("Seller") and MICHAEL ORNEST, an unmarried man ("Buyer") on this 26th day of September, 1996.

In consideration of the covenants and agreements as herein contained, the parties agree as follows:

1. Concurrent herewith, Seller does hereby sell, transfer and assign 150,000 shares of common stock of HOLLYWOOD PARK, INC. (the "Corporation") to Buyer.

2. As consideration for the purchase of the foregoing shares of stock, Buyer agrees to pay to Seller the sum of $915,000, as evidenced by Buyer's Promissory Note delivered concurrent herewith.

3. Seller warrants and represents that it owns all of the shares of stock being sold pursuant to this Agreement free and clear of all claims, liens and encumbrances.

4. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, assigns and successors in interest.

5. Buyer acknowledges that he is aware that Seller is an affiliate of the Corporation and that the transfer of the shares of the Corporation's stock being acquired may be limited by reason of such factor. Buyer agrees that he shall not sell or otherwise transfer any shares of stock being acquired in violation of any federal or state law relating to corporate securities or any rules and regulations thereunder. Buyer agrees to notify Seller prior to the sale of any of the shares of stock being acquired. If requested by Seller, Buyer shall not sell any such shares until he delivers to Seller an opinion of counsel to the effect that the sale of such shares does not violate any federal or state securities laws or related rules or regulations thereunder.

IN WITNESS WHEREOF, the parties do hereby execute this Agreement on the day and year first above written.

                              ORNEST FAMILY PARTNERSHIP,
                              A California Partnership

                              By: /s/ Harry Ornest
                                  --------------------------------------
                                    HARRY ORNEST, Managing Partner

                              /s/ Michael Ornest
                              ------------------------------------------
                              MICHAEL ORNEST, Buyer